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                                                                   EXHIBIT 10.72

                                  July 2, 1997

REPLY TO:   PAOLI

VIA FACSIMILE (516) 390-2150/U.S. MAIL

Sterling Vision, Inc.
c/o Joseph Silver, Esquire, Executive Vice President & General Counsel 1500 Hempstead Turnpike
East Meadow, NY 11554

         Re: Agreement and Plan of Reorganization dated as of February 19, 1997 Among Sterling Vision, Inc. and Sidney Singer, Alan Singer and David Singer (the "Agreement")
                  -------------------------------------------------------------

Dear Joe:

         Reference is made to the above-captioned Agreement. All capitalized terms used (but not otherwise defined) herein shall have the identical meaning ascribed to them in the Agreement.

         This letter will set forth the understanding and agreement by and among Sterling and the Shareholders concerning the sale of the Initial Sale Shares. The Shareholders hereby acknowledge that prior to and including the date hereof, 20,000 Shares have been sold or were directed to be sold by their agent, Prudential Securities. However, from and after the date hereof, in consideration of a loan by Sterling to the Shareholders in an amount equal to (i) $400,000.00, plus (ii) the amount required to pay off Summit Bank (together the "First Advance"), the Shareholders agree that they shall not sell or offer to sell, without the prior written consent of Sterling, any of the remaining Initial Sale Shares for a period of thirty (30) days, expiring July 31, 1997 ("First Standstill Period").

         Upon the expiration of the First Standstill Period, Sterling shall have the option to extend the period of time during which the Shareholders shall not sell any of their remaining Initial Sale Shares without the prior, written consent of Sterling for an additional three (3) months, expiring October 31, 1997 ("Second Standstill Period"), in exchange for a "Second Advance" equal to the difference between (i) $820,940 and (ii) the sum of (A) the First Advance and (B) the gross proceeds (less 50% of any commissions payable to broker agents, underwriters, etc.) realized from all sales of the Initial Sale Shares heretofore consummated or in the process of being consummated.

         The proceeds of the First Advance (other than the payoff amount to Summit Bank) shall be made by wire transfer on July 2, 1997, directly to the account of Singer Family Enterprises, Inc. (or such other payee(s) as designated by the Shareholders in writing), and the payoff amount to Summit Bank shall be paid by Sterling directly to Summit Bank in accordance with instructions received from Summit Bank, it being understood that, upon Sterling's payment to

Summit Bank, of the full amount due it, the 15,000 Initial Sale Shares presently being held by Summit Bank shall be returned to Sterling, which shall continue to hold the same pursuant to the Pledge Agreement. The proceeds of the Second Advance, if any, shall be made by wire transfer on August 1, 1997, directly to those accounts designated in writing by the Shareholders.

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Joseph Silver, Esquire
July 2, 1997
Page 2

         The First Advance, and if required the Second Advance, shall be evidenced by a Note in the form attached hereto as Schedule "A" and made a part hereof, signed by all the Shareholders, jointly and severally, providing for their payment of the principal amount thereof, only, out of the first proceeds received by any of the Shareholders from the sale of the Initial Sale Shares. The Note shall accrue no interest. The Shareholders, by their execution hereof, agree to expedite the execution and return to Sterling of an original Note.

         Notwithstanding anything herein to the contrary: (i) so long as the Initial Sale Shares are subject to the First Standstill Period or Second Standstill Period, the Shareholders shall not lose the benefit of the price protection guaranty (set forth in Section 1.8(g) of the Agreement, even if the proviso described in lines 8 to 14 therein would otherwise be applicable) unless and until the expiration of five (5) business days after the Shareholders' receipt of written notice from Sterling that, notwithstanding the provisions of this Letter Agreement, they may each thereafter sell all or a specified portion of the Initial Sale Shares; and (ii) the provisions contained in the proviso appearing on page 13 of the Pledge Agreement shall be applicable to the proceeds of the First Advance and, if effected, the Second Advance; provided, however:
(i) that the proceeds of the First Advance need not be applied by the Shareholders to the satisfaction of the existing loan made by PNC Bank to Singer/Specs; and (ii) Singer/Specs shall be liable for all interest accruing under said PNC loan from and after June 20, 1997 until the date, if any, that Sterling shall make the Second Advance or to five (5) days after Sterling shall notify the Shareholders that they may each thereafter sell the balance of the Initial Sale Shares held by them, whichever shall first occur.

         If the foregoing correctly sets forth the understanding and agreement of the parties, kindly indicate the same by signing, on the space below, and returning to the undersigned by facsimile a duplicate copy of this letter.

                                Very truly yours,

                                Sidney Singer
                                Alan Singer
                                David Singer

                                By: /s/ Joel Luber
                                    ------------------------------
                                    Joel S. Luber, Esquire Counsel


AGREED AND CONSENTED TO:

STERLING VISION, INC.

By: /s/ Robert Greenberg
    -----------------------------------------
    Robert Greenberg, Chief Executive Officer

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